Exhibit 10.1

TELETECH HOLDINGS, INC.

GLOBAL RESTRICTED STOCK UNIT AGREEMENT

(Operating Committee Member)

THIS GLOBAL RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is entered into between TELETECH HOLDINGS, INC., a Delaware corporation (“TeleTech”), and                            (“Grantee”), as of                              the “Grant Date”).  In consideration of the mutual promises and covenants made herein, the parties hereby agree as follows:

1.                                      Grant of RSUs.  Subject to the terms and conditions of the TeleTech Holdings, Inc. 2010 Equity Incentive Plan (the “Plan”), a copy of which is attached hereto and incorporated herein by this reference, TeleTech grants to Grantee                                        RSUs (the “Award”).

2.                                      Rights Upon Certain Events.

(a)                                 Rights Upon Termination of Service.  If Grantee incurs a “Termination of Service” (as defined herein) for any reason other than (i) for “Cause” (as defined herein), (ii) Grantee’s death, or (iii) Grantee’s mental, physical or emotional disability or condition (a “Disability”), Grantee shall retain rights of ownership to any then vested portion of the Award.  Any unvested portion of the Award shall be immediately cancelled.

(b)                                 Rights Upon Termination of Service For Cause.  If Grantee incurs a Termination of Service for Cause, the RSUs shall be immediately cancelled.

(c)                                  Rights Upon Grantee’s Death or Disability.  If Grantee incurs a Termination of Service as a result of Grantee’s death or Disability, Grantee shall retain any then vested portion of the Award.  Any unvested portion of the Award shall be immediately cancelled.

3.                                      Vesting.

(a)                                 The RSU Award shall vest in four installments beginning on                                 , as delineated in the table below:

Vesting Schedule
Vesting Date	Cumulative Percentage
25%
25%
25%
25%

(b)                                 Grantee must not have incurred a Termination of Service before any Vesting Date in order to vest in the portion of the RSUs that vest on such Vesting Date.  Except as described in Section 3A, no portion of the RSUs shall vest between Vesting Dates; if Grantee incurs a Termination of Service for any reason, then any portion of the RSUs that is scheduled to vest on any Vesting Date after the “Termination Date” (as defined herein) shall be forfeited as of the Termination Date.

3A.                             Vesting Following a Change in Control.

(a)                                 Accelerated Vesting.  Notwithstanding the vesting schedule contained in Section 3, upon a “Change in Control” (as defined herein), any unvested RSUs that would otherwise vest on or after the effective date of the Change in Control shall be accelerated and become 100% vested on the effective date of the Change in Control; provided, however, that for purposes of a Change in Control pursuant to Section 3(b)(i) hereof, the unvested RSUs shall be deemed to have vested immediately prior to a Change in Control transaction described in Section 3(b)(i) hereof in order to allow such RSUs to participate in such Change in Control transaction.

(b)                                Definition of “Change in Control”. For purposes of this Agreement, “Change in Control” means the occurrence of any one of the following events:

(i)                                     any consolidation, merger or other similar transaction (A) involving TeleTech, if TeleTech is not the continuing or surviving corporation, or (B) which contemplates that all or substantially all of the business and/or assets of TeleTech will be controlled by another corporation;

(ii)                                  any sale, lease, exchange or transfer (in one transaction or series of related transactions) of all or substantially all of the assets of TeleTech (a “Disposition”); provided, however, that the foregoing shall not apply to any Disposition to a corporation with respect to which, following such Disposition, more than 51% of the combined voting power of the then outstanding voting securities of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of at least 51% of the then outstanding Common Stock and/or other voting securities of TeleTech immediately prior to such Disposition, in substantially the same proportion as their ownership immediately prior to such Disposition;

(iii)                               approval by the stockholders of TeleTech of any plan or proposal for the liquidation or dissolution of TeleTech, unless such plan or proposal is abandoned within 60 days following such approval;

(iv)                              the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended), or two or more persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the U.S. Securities Exchange Act of 1934, as amended) of 51% or more of the outstanding shares of voting stock of TeleTech; provided, however, that for purposes of the foregoing, “person” excludes Kenneth D. Tuchman and his affiliates; provided, further that the foregoing shall exclude any such acquisition (A) by any person made directly from TeleTech, (B) made by TeleTech or any Affiliate, or (C) made by an employee benefit plan (or related trust) sponsored or maintained by TeleTech or any Affiliate; or

(v)                                 if, during any period of 15 consecutive calendar months commencing at any time on or after the Grant Date, those individuals (the “Continuing Directors”) who either (A) were directors of TeleTech on the first day of each such 15-month period, or (B) subsequently became directors of TeleTech and whose actual election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of TeleTech, cease to constitute a majority of the board of directors of TeleTech.

(c)                                  Other Definitions.  The following terms have the meanings ascribed to them below:

(i)                                     “Cause” has the meaning given to such term in the Plan.

(ii)                                “Good Reason” means with respect to any Grantee who is an employee (A) any reduction in Grantee’s base salary; provided that a reduction in Grantee’s base salary of 10% or less does not constitute “Good Reason” if such reduction is effected in connection with a reduction in compensation that is applicable generally to officers and senior management of TeleTech; (B) Grantee’s responsibilities or areas of supervision within TeleTech or its Subsidiaries are substantially reduced; or (C) Grantee’s principal office is relocated outside the metropolitan area in which Grantee’s office was located immediately prior to the Change in Control; provided, however, that temporary assignments made for the good of TeleTech’s business shall not constitute such a move of office location.  In addition, no termination of a Grantee’s employment or service shall be deemed to be for Good Reason unless (i) Grantee provides TeleTech with written notice setting forth the specific facts or circumstances constituting Good Reason within thirty (30) days after the initial existence of the occurrence of such facts or circumstances, (ii) TeleTech or, if different, the Affiliate which employs Grantee (the “Employer”) has failed to cure such facts or circumstances within thirty (30) days of its receipt of such written notice, and (iii) the effective date of the termination for Good Reason occurs no later than ninety (90) days after the initial existence of the facts or circumstances constituting Good Reason.

(iii)                              “Termination Date” means the date upon which Grantee incurs a Termination of Service and for a Grantee who is then an employee, shall mean the latest day on which Grantee is expected to report to work and is responsible for the performance of services to or on behalf of TeleTech or any Affiliate (regardless of the reason for the Termination of Service and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Grantee is employed or the terms of Grantee’s employment agreement, if any), notwithstanding of any notice period mandated by law during which Grantee may be entitled to receive payments from TeleTech (e.g., for unused vacation or sick time, severance payments, deferred compensation or otherwise) and which may extend beyond such date; and

(iv)                        “Termination of Service” shall mean:

(A)                               As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences employment with TeleTech or any Subsidiary or remains in employment or service with TeleTech or any Affiliate in any capacity.

(B)                               As to an Employee, the time when the employee-employer relationship between a Holder and TeleTech or any Affiliate is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, Disability or retirement; but excluding terminations where the Holder simultaneously commences service with TeleTech as a Non-Employee Director.

The Committee, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for Cause and all questions of whether particular leaves of absence constitute a Termination of Service.  For purposes of the Plan, a Holder’s employee-employer relationship or Non-Employee Director relations shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Holder ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

3B.                             Settlement of Vested RSUs.  RSUs subject to an Award shall be settled pursuant to the terms of the Plan as soon as reasonably practicable following the vesting thereof, but in no event later than March 15 of the calendar year following the calendar year in which the RSUs vest.

4.                                      RSUs Not Transferable and Subject to Certain Restrictions.  The RSUs subject to the Award may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, or, for U.S. residents, pursuant to a qualified domestic relations order as defined in Section 414(p) of the Code.

5.                                      Forfeiture  If at any time during Grantee’s employment or services relationship with TeleTech or any Affiliate or at any time during the 12 month period following Grantee’s Termination of Service, a Forfeiture Event (as defined below) occurs, then at the election of the Committee, (a) this Agreement and all unvested RSUs granted hereunder shall terminate and (b) Grantee shall return to TeleTech for cancellation all shares held by Grantee plus pay TeleTech the amount of any proceeds received from the sale of any shares to the extent such shares were issued pursuant to RSUs granted under this Agreement that vested (i) during the 24 month period immediately preceding the Forfeiture Event, or (ii) on the date of or at any time after such Forfeiture Event. “Forfeiture Event” means the following: (i) conduct related to Grantee’s employment or service relationship for which criminal penalties may be sought; (ii) Grantee’s commission of an act of fraud or intentional misrepresentation; (iii) Grantee’s embezzlement or misappropriation or conversion of assets or opportunities of TeleTech or any Affiliate; (iv) Grantee’s breach of any the non-competition or non-solicitation provisions; (v) Grantee’s disclosing or misusing any confidential or proprietary information of TeleTech or any Affiliate or violation of any policy of TeleTech or any Affiliate or duty of confidentiality; or (vi) any other material breach of the Code of Conduct or other appropriate and applicable policy of TeleTech or any Affiliate.  The Committee, in its sole discretion, may waive at any time in writing this forfeiture provision and release Grantee from liability hereunder.

6.                                      Responsibility for Taxes.  Grantee acknowledges that, regardless of any action taken by TeleTech or, the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Grantee’s participation in the Plan and legally applicable to Grantee or deemed by TeleTech or the Employer in its discretion to be an appropriate charge to Grantee even if legally applicable to TeleTech or the Employer (“Tax-Related Items”) is and remains Grantee’s responsibility and may exceed the amount actually withheld by TeleTech or the Employer.  Grantee further acknowledges that TeleTech and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result.  Further, if Grantee is subject to Tax-Related Items in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, Grantee acknowledges that TeleTech and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Grantee agrees to make adequate arrangements satisfactory to TeleTech and/or the Employer to satisfy all Tax-Related Items.  In this regard, Grantee authorizes TeleTech and/or the Employer, or their respective agents, at their discretion, to satisfy any withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)                                 withholding from Grantee’s wages or other cash compensation paid to Grantee by TeleTech and/or any Affiliate; or

(b)                                 withholding from proceeds of the sale of shares of Common Stock acquired upon vesting/settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by TeleTech (on Grantee’s behalf pursuant to this authorization); or

(c)                                  withholding in shares of Common Stock to be issued upon settlement of the RSUs, provided, however that if Grantee is a Section 16 officer of TeleTech under the U.S. Securities and Exchange Act of 1934, as amended, then Grantee may elect the form of withholding from the alternatives above in advance of any taxable or tax withholding event, as applicable, and in the absence of Grantee’s timely election, TeleTech will withhold in shares of Common Stock upon the relevant taxable or tax withholding event, as applicable, or the Committee may determine that a particular method be used to satisfy any withholding obligations for Tax-Related Items.

Depending on the withholding method, TeleTech may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case Grantee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.  If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, Grantee is deemed to have been issued the full number of shares of Common Stock subject to the vested RSUs, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.

Finally, Grantee agrees to pay to TeleTech or the Employer, any amount of Tax-Related Items that TeleTech or the Employer may be required to withhold or account for as a result of Grantee’s participation in the Plan that cannot be satisfied by the means previously described.  TeleTech may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock, if Grantee fails to comply with Grantee’s obligations in connection with the Tax-Related Items.

Notwithstanding anything in this Section 6 to the contrary, to avoid a prohibited acceleration under Section 409A of the Code, if shares of Common Stock subject to RSUs will be withheld (or sold on Grantee’s behalf) to satisfy any withholding obligation for Tax-Related Items arising prior to the date of settlement of the RSUs for any portion of the RSUs that is considered nonqualified deferred compensation subject to Section 409A of the Code, then the number of shares withheld (or sold on Grantee’s behalf) shall not exceed the number of shares that equals the liability for Tax-Related Items.

7.                                      Acceptance of Plan/Right to Shares.  Grantee hereby accepts and agrees to be bound by all the terms and conditions of the Plan.  Nothing contained herein shall confer any rights upon Grantee as a stockholder of TeleTech, unless and until Grantee actually receives shares of Common Stock (if any).

8.                                      Nature of Grant.  In Grantee’s signature on this Agreement, Grantee acknowledges, understands and agrees that:

(a)                                 the Plan is established voluntarily by TeleTech, it is discretionary in nature and it may be modified, amended, suspended or terminated by TeleTech at any time, to the extent permitted by the Plan;

(b)                                 the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(c)                                  the Award and Grantee’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with TeleTech or any Affiliate and shall not interfere with the ability of TeleTech, the Employer or any other Affiliate as applicable, to terminate Grantee’s employment or service relationship;

(d)                                 all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of TeleTech;

(e)                                  Grantee is voluntarily participating in the Plan;

(f)                                   the RSUs and the shares of Common Stock subject to the RSUs are not intended to replace any pension rights or compensation;

(g)                                  the RSUs and the shares of Common Stock subject to the RSUs, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)                                 the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(i)                                     no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from Grantee’s Termination of Service (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Grantee is employed or the terms of Grantee’s employment agreement, if any), and in consideration of the grant of the RSUs to which Grantee is otherwise not entitled, Grantee irrevocably agrees never to institute any claim against TeleTech, the Employer or any other Affiliate, waives his or her ability, if any, to bring any such claim, and releases TeleTech, the Employer and any other Affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by Grantee’s signature on this Agreement and by participating in the Plan, Grantee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(j)                                    unless otherwise provided in the Plan or by TeleTech in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of TeleTech; and

(k)                                 the following provisions apply only if Grantee is providing services outside the United States:

(i)                                     the RSUs and the shares of Common Stock subject to the RSUs are not part of normal or expected compensation or salary for any purpose; and

(ii)                                 Grantee acknowledges and agrees that neither TeleTech, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between Grantee’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to Grantee pursuant to the settlement of the RSUs or the subsequent sale of any shares of Common Stock acquired upon settlement.

9.                                      No Advice Regarding Grant.  TeleTech is not providing any tax, legal or financial advice, nor is TeleTech making any recommendations regarding Grantee’s participation in the Plan, or Grantee’s acquisition or sale of the underlying shares of Common Stock.  Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

10.                               Data Privacy.  Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Grantee’s personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Employer, TeleTech and its other Affiliates for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan.

Grantee understands that TeleTech and the Employer may hold certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in TeleTech, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Grantee understands that Data will be transferred to Bank of America, Merrill Lynch or such other stock plan service provider as may be selected by TeleTech in the future, which is assisting TeleTech with the implementation, administration and management of the Plan.  Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Grantee’s country.  Grantee understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.  Grantee authorizes TeleTech, Bank of America, Merrill Lynch and any other possible recipients which may assist TeleTech (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan.  Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan.  Grantee understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.  Further, Grantee understands that he or she is providing the consents herein on a purely voluntary basis.  If Grantee  does not consent, or if Grantee later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Grantee’s consent is that TeleTech would not be able to grant Grantee RSUs or other equity awards or administer or maintain such awards.  Therefore, Grantee understands that refusing or withdrawing his or her consent may affect Grantee’s ability to participate in the Plan.  For more information on the consequences of Grantee’s refusal to consent or withdrawal of consent, Grantee understands that he or she may contact his or her local human resources representative.

11.                               Adjustments.  Subject to the sole discretion of the Board of Directors, TeleTech may, with respect to any vested RSUs that have not been settled pursuant to the Plan, make any adjustments necessary to prevent accretion, or to protect against dilution, in the number and kind of shares that may be used to settle vested RSUs in the event of a change in the corporate structure or shares of TeleTech; provided, however, that no adjustment shall be made for the issuance of preferred stock of TeleTech or the conversion of convertible preferred stock of TeleTech.  For purposes of this Section 11, a change in the corporate structure or shares of TeleTech includes, without limitation, any change resulting from a recapitalization, stock split, stock dividend, consolidation, rights offering, spin-off, reorganization or liquidation, and any transaction in which shares of Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities of TeleTech or another entity.

12.                               No Other Rights.  Grantee hereby acknowledges and agrees that, except as set forth herein, no other representations or promises, either oral or written, have been made by TeleTech, any Affiliate or anyone acting on their behalf with respect to Grantee’s rights under this Award, and Grantee hereby releases, acquits and forever discharges TeleTech, the Affiliates and anyone acting on their behalf of and from all claims, demands or causes of action whatsoever relating to any such representations or promises and waives forever any claim, demand or action against TeleTech, any Affiliate or anyone acting on their behalf with respect thereto.

13.                               Confidentiality.  GRANTEE AGREES NOT TO DISCLOSE, DIRECTLY OR INDIRECTLY, TO ANY OTHER EMPLOYEE OF TELETECH OR ANY AFFILIATE AND TO KEEP CONFIDENTIAL ALL INFORMATION RELATING TO ANY AWARDS GRANTED TO GRANTEE, PURSUANT TO THE PLAN OR OTHERWISE, INCLUDING THE AMOUNT OF ANY SUCH AWARD AND THE RATE OF VESTING THEREOF; PROVIDED THAT GRANTEE SHALL BE ENTITLED TO DISCLOSE SUCH INFORMATION TO SUCH OF GRANTEE’S ADVISORS, REPRESENTATIVES OR AGENTS, OR TO SUCH OF TELETECH’S OFFICERS, ADVISORS, REPRESENTATIVES OR AGENTS (INCLUDING LEGAL AND ACCOUNTING ADVISORS), WHO HAVE A NEED TO KNOW SUCH INFORMATION FOR LEGITIMATE TAX, FINANCIAL PLANNING OR OTHER SUCH PURPOSES.

14.                               Severability.  Any provision of this Agreement (or portion thereof) that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 14, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

15.                               References.  Capitalized terms not otherwise defined herein shall have the same meaning ascribed to them in the Plan.

16.                               Entire Agreement.  This Agreement (including the Plan) constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, oral or written, between TeleTech and Grantee relating to Grantee’s entitlement to RSUs or similar benefits, under the Plan or otherwise.

17.                               Amendment.  This Agreement may be amended and/or terminated at any time by mutual written agreement of TeleTech and Grantee; provided, however that TeleTech, in its sole discretion, may amend the definition of “Change in Control” in Section 3A(b) from time to time, make changes which are not detrimental to Grantee and make changes that are necessary to comply with applicable laws, all without the consent of Grantee.

18.                               Section 409A.

(a)                                 Notwithstanding any provision herein to the contrary, for purposes of determining whether Grantee has incurred a Termination of Service for purposes of Section 3A hereof, Grantee will not be treated as having incurred a Termination of Service unless such termination constitutes a “separation from service” as defined for purposes of Section 409A of the Code (“Section 409A”) with regard to Grantees who are subject to Section 409A.  If Grantee has a “separation from service” following a Change in Control pursuant to Section 3A(a)(ii), the RSUs vesting as a result of such “separation from service” will be paid on a date determined by TeleTech within 5 days of Grantee’s “separation from service.”  If Grantee is a “specified employee” (within the meaning of Section 409A) with respect to TeleTech at the time of a “separation from service” and Grantee becomes vested in RSUs as a consequence of a “separation from service,” the delivery of property in settlement of such vested RSUs shall be delayed until the earliest date upon which such property may be delivered to Grantee without being subject to taxation under Section 409A.

(b)                                 This Agreement and the Award are intended to be exempt from the provisions of Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, as providing for any payments to be made within the applicable “short-term deferral” period (within the meaning of Section 1.409A-1(b)(4) of the Department of Treasury regulations) following the lapse of a “substantial risk of forfeiture” (within the meaning of Section 1.409A-1(d) of the Department of Treasury regulations).  Notwithstanding any provision of this Agreement to the contrary, in the event that the Committee determines that the Award may be subject to Section 409A, the Committee, in its sole discretion, may adopt such amendments  to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, from time to time, without the consent of Grantee, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A and related Department of Treasury guidance and thereby avoid the application of penalty taxes under Section 409A.

19.                               No Third Party Beneficiary.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than Grantee and Grantee’s respective successors and assigns expressly permitted herein, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

20.                               Governing Law and Venue.  The RSU grant and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, without regard to the conflict of law provisions, as provided in the Plan.  For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Colorado, agree that such litigation shall be conducted in the courts of Arapahoe County, or the federal courts for the United States for the 18th Judicial District of Colorado, where this Award is made and/or to be performed.

21.                               Compliance with Law.  Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, TeleTech shall not be required to deliver any shares issuable upon settlement of the RSUs prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval TeleTech shall, in its absolute discretion, deem necessary or advisable.  Grantee understands that TeleTech is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares.

22.                               Language.  If Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

23.                               Electronic Delivery and Acceptance.  TeleTech may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by TeleTech or a third party designated by TeleTech.

24.                               Appendix. Notwithstanding any provisions in this Agreement, the RSU grant shall be subject to any special terms and conditions set forth in any appendix to this Agreement for Grantee’s country (the “Appendix”).  Moreover, if Grantee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Grantee, to the extent TeleTech determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Appendix constitutes part of this Agreement.

25.                               Imposition of Other Requirements.   TeleTech reserves the right to impose other requirements on Grantee’s participation in the Plan, on the RSUs and on any shares of Common Stock acquired under the Plan, to the extent TeleTech determines it is necessary or advisable for legal or administrative reasons, and to require Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

26.                               Waiver.  Grantee acknowledges that a waiver by TeleTech of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Grantee or any other Grantee.

Executed as of the date first written above.

TELETECH HOLDINGS, INC.

By:
Name: Regina M. Paolillo
Title: Chief Financial Officer

Signature of (“Grantee”)

Grantee’s Social Security Number (U.S. Employees) or Other Identification Number (Non-U.S. Employees)

APPENDIX TO

TELETECH HOLDINGS, INC.

GLOBAL RESTRICTED STOCK UNIT AGREEMENT

SPECIAL PROVISIONS FOR THE AWARD IN CERTAIN COUNTRIES

This Appendix includes special country-specific terms that apply to residents in the countries listed below. This Appendix is part of the Agreement.  Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement.

This Appendix also includes information of which Grantee should be aware with respect to Grantee’s participation in the Plan.  For example, certain individual exchange control reporting requirements may apply upon vesting of the RSUs and/or sale of Common Stock.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of March 2013 and is provided for informational purposes.  Such laws are often complex and change frequently, and results may be different based on the particular facts and circumstances. As a result, TeleTech strongly recommends that Grantee not rely on the information noted herein as the only source of information relating to the consequences of Grantee’s participation in the Plan because the information may be out of date at the time Grantee’s RSUs vest or are settled, or Grantee sells shares of Common Stock acquired under the Plan.

In addition, the information is general in nature and may not apply to Grantee’s particular situation, and TeleTech is not in a position to assure Grantee of any particular result.  Accordingly, Grantee is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation.

Finally, if Grantee is a citizen or resident of a country other than the one in which Grantee currently is working, transfers employment after the RSUs are granted to him or her, or is considered a resident of another country for local law purposes, the information contained herein may no longer be applicable to Grantee, and TeleTech shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to Grantee.

Argentina

Securities Law Information.  Neither the RSUs nor the underlying shares of Common Stock are publicly offered or listed on any stock exchange in Argentina.  The offer is private and not subject to the supervision of any Argentine governmental authority.

Exchange Control Information.  In the event that Grantee transfers proceeds from the sale of shares of Common Stock or any cash dividends paid on such shares into Argentina within 10 days of receipt (i.e., if the proceeds have not been held in the offshore bank or brokerage account for at least 10 days prior to transfer), Grantee will be required to deposit 30% of any proceeds in a non-interest bearing deposit account for a 365 day holding period.  In any event, the Argentine bank handling the transaction may request certain documentation in connection with Grantee’s request to transfer proceeds into Argentina, including evidence of the sale and proof that no funds were remitted out of Argentina to acquire the shares of Common Stock.  If the bank determines that the 10-day rule or any other rule or regulation promulgated by the Argentine Central Bank has not been satisfied, it may require that 30% of the proceeds be placed in a non-interest bearing dollar denominated mandatory deposit account for a holding period of 365 days.  Please note that exchange control regulations in Argentina are subject to frequent change.  Grantee is solely responsible for complying with any exchange control laws that may apply to Grantee as a result of participating in the Plan and/or the transfer of funds in connection with the Award.  Grantee should consult with his or her personal legal advisor regarding any exchange control obligations that he or she may have.

Australia

Securities Law Information.  If Grantee acquire shares of Common Stock pursuant to the RSUs and Grantee offers his or her shares of Common Stock for sale to a person or entity resident in Australia, his or her offer may be subject to disclosure requirements under Australian law. Grantee should obtain legal advice on his or her disclosure obligations prior to making any such offer.

Exchange Control Information.  Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers.  The Australian bank assisting with the transaction will file the report for Grantee.  If there is no Australian bank involved in the transfer, Grantee will have to file the report.

Belgium

Tax Reporting Information.  If Grantee is a Belgian resident, he or she is required to report any security or bank account (including brokerage accounts) he or she maintains outside of Belgium on his or her annual tax return.

Brazil

Compliance with Laws.  By Grantee’s signature on the Agreement, Grantee agrees that he or she will comply with Brazilian law when he or she vests in the RSUs and sells shares of Common Stock. Grantee also agrees to report and pay any and all taxes associated with the vesting of the RSUs, the sale of the shares of Common Stock acquired pursuant to the Plan and the receipt of any dividends.

Exchange Control Information.  Grantee must prepare and submit a declaration of assets and rights held outside of Brazil to the Central Bank on an annual basis if Grantee holds assets or rights valued at more than US$100,000.  The assets and rights that must be reported include shares of Common Stock.

Canada

Settlement of RSUs.  Notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, RSUs will be settled in shares of Common Stock only, not cash.

Securities Law Information.  Grantee acknowledges and agrees that Grantee will sell shares of Common Stock acquired through participation in the Plan outside of Canada only through the facilities of a stock exchange on which the Common Stock is listed.  Currently, the shares of Common Stock are listed on the Nasdaq Global Select Market.

Termination Date.  This provision replaces the definition of Termination Date in Section 3A(c)(iii) of the Agreement:

“Termination Date” means the earlier of (1) the date Grantee is no longer actively providing service or (2) the date Grantee receives notice of Termination of Service from the Employer, regardless of any notice period or period of pay in lieu of such notice required under applicable laws (including, but not limited to statutory law, regulatory law and/or common law).

The following provisions apply if Grantee is resident in Quebec:

Language Acknowledgment

The parties acknowledge that it is their express wish that the Agreement, including this Appendix, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be provided to them in English.

Consentement relatif à la langue utilisée.  Les parties reconnaissent avoir expressément souhaité que la convention («Agreement») ainsi que cette Annexe, ainsi que tous les documents, avis et procédures judiciares, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

Data Privacy.  This provision supplements Section 10 of the Agreement:

Grantee hereby authorizes TeleTech, the Employer and their representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan.  Grantee further authorizes TeleTech and its Subsidiaries to disclose and discuss the Plan with their advisors.  Grantee further authorize TeleTech and its Subsidiaries to record such information and to keep such information in Grantee’s employee file.

Costa Rica

There are no special provisions.

Ghana

There are no special provisions.

Kuwait

There are no special provisions.

Lebanon

There are no special provisions.

Mexico

Labor Law Policy and Acknowledgment.  By Grantee’s signature on the Agreement, Grantee expressly recognize that TeleTech, with offices at 9197 South Peoria Street, Englewood, Colorado, U.S.A., is solely responsible for the administration of the Plan and that Grantee’s participation in the Plan and acquisition of shares does not constitute an employment relationship between Grantee and TeleTech since Grantee is participating in the Plan on a wholly commercial basis and his or her sole employer is TeleTech Holdings, Inc. in Mexico (“TeleTech-Mexico”), not TeleTech in the United States.  Based on the foregoing, Grantee expressly recognizes that the Plan and the benefits that Grantee may derive from participation in the Plan do not establish any rights between Grantee and his or her employer, TeleTech-Mexico, and do not form part of the employment conditions and/or benefits provided by TeleTech-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of his or her employment.

Grantee further understands that his or her participation in the Plan is a result of a unilateral and discretionary decision of TeleTech; therefore, TeleTech reserves the absolute right to amend and/or discontinue Grantee’s participation at any time without any liability to him or her.

Finally, Grantee hereby declares that he or she does not reserve to himself or herself any action or right to bring any claim against TeleTech for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and Grantee therefore grants a full and broad release to TeleTech, its Affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.

Política Laboral y Reconocimiento/Aceptación.  Aceptando este Premio(1), el Grantee (“Grantee”) reconoce que TeleTech, con oficinas en 9197 South Peoria Street, Englewood, Colorado, U.S.A., es el único responsable de la administración del Plan y que la participación del Grantee en el mismo y la adquisicion de acciones no constituye de ninguna manera una relación laboral entre el Grantee y TeleTech, toda vez que la participación del participante

(1) El término “Premio” se refiere a la palabra “RSU”

en el Plan deriva únicamente de una relación comercial con TeleTech, reconociendo expresamente que el único empleador del participante lo es TeleTech Holdings, Inc. en Mexico (“TeleTech-Mexico”), no es TeleTech en los Estados Unidos.  Derivado de lo anterior, el participante expresamente reconoce que el Plan y los beneficios que pudieran derivar del mismo no establecen ningún derecho entre el participante y su empleador, TeleTech-México, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por TeleTech-México, y expresamente el participante reconoce que cualquier modificación el Plan o la terminación del mismo de manera alguna podrá ser interpretada como una modificación de los  condiciones de trabajo del Grantee.

Asimismo, el Grantee  entiende que su participación en el Plan es resultado de la decisión unilateral y discrecional de TeleTech, por lo tanto, TeleTech.  Se reserva el derecho absoluto para modificar y/o terminar la participación del participante en cualquier momento, sin ninguna responsabilidad para el Grantee.

Finalmente, el Grantee manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de TeleTech, por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia el participante otorga un amplio y total finiquito a TeleTech, sus entidades relacionadas, Afiliadas, oficinas de representación, sus accionistas, directores, agentes y representantes legales con respecto a cualquier demanda que pudiera surgir.

New Zealand

There are no special provisions.

Philippines

Securities Law Information.  The sale or disposal of shares of Common Stock acquired under the Plan may be subject to certain restrictions under Philippine securities laws.  Those restrictions should not apply if the offer and resale of the shares of Common Stock takes place outside of the Philippines through the facilities of a stock exchange on which the shares of Common Stock are listed.  The shares of Common are currently listed on the Nasdaq Global Select Market in the United States of America.

South Africa

Exchange Control Information.  Grantee is solely responsible for complying with applicable South African exchange control regulations.  Because the exchange control regulations change frequently and without notice, Grantee should consult his or her legal advisor prior to the acquisition or sale of shares of Common Stock under the Plan to ensure compliance with current regulations.  As noted, it is Grantee’s responsibility to comply with South African exchange control laws, and neither TeleTech nor any Affiliate will be liable for any fines or penalties resulting from failure to comply with applicable laws.

Spain

Labor Law Acknowledgment.  This provision supplements Sections 2, 3A and 8 of the Agreement:

By Grantee’s signature on the Agreement, Grantee consents to participation in the Plan and acknowledges that he or she has received a copy of the Plan document.

Grantee understands and agrees that, as a condition of the grant of the RSUs, Grantee’s Termination of Service for any reason (including for the reasons listed below) will automatically result in the forfeiture of any RSUs that have not vested on the Termination Date.

In particular, Grantee understands and agrees that, unless otherwise provided in the Agreement, the RSUs will be forfeited without entitlement to the underlying shares of Common Stock or to any amount as indemnification in the event of a Termination of Service prior to vesting by reason of, including, but not limited to: resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

Furthermore, Grantee understands that TeleTech has unilaterally, gratuitously and discretionally decided to grant RSUs under the Plan to individuals who may be employees of TeleTech or an Affiliate.  The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind TeleTech or any Affiliate on an ongoing basis, other than as expressly set forth in the Agreement.  Consequently, Grantee understands that the RSUs are granted on the assumption and condition that the RSUs and the shares of Common Stock underlying the RSUs shall not become a part of any employment or service contract (either with TeleTech, the Employer or any other Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.  In addition, Grantee understands that the RSUs would not be granted to him or her but for the assumptions and conditions referred to above; thus, Grantee acknowledges and freely accepts that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any Award shall be null and void.

Exchange Control Information.  Grantee must declare the acquisition, ownership and disposition of stock in a foreign company (including shares of Common Stock acquired under the Plan) to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness, for statistical purposes.  Generally, the declaration must be filed in January for shares acquired or sold during (or owned as of December 31 of) the prior year; however, if the value of the shares acquired under the Plan or the amount of the sale proceeds exceeds €1,502,530, the declaration must be filed within one month of the acquisition or sale, as applicable.

Effective January 1, 2013, Grantee may be required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad) as well as the securities held in such accounts (including shares of Common Stock acquired under the Plan), depending on the value of the transactions during the relevant year or the balances in such accounts as of December 31 of the relevant year.  Grantee should consult with his or her personal legal advisor regarding the applicable thresholds and corresponding reporting requirements.

When receiving foreign currency payments derived from the ownership of stock (including shares of Common Stock acquired under the Plan) (e.g., cash dividends or sale proceeds) exceeding €50,000, Grantee must inform the financial institution receiving the payment of the basis upon which such payment is made.  Grantee will need to provide the institution with the following information: (i) Grantee’s name, address, and tax identification number; (ii) the name and corporate domicile of the Grantor; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) any further information that may be required.

Foreign Assets Reporting Information.  Effective January 1, 2013, Grantee is required to report assets or rights deposited or held outside of Spain (including shares of Common Stock acquired under the Plan or cash proceeds from the sale of shares acquired under the Plan) if the value of such right or asset exceeds a certain threshold.  This obligation applies to rights and assets held as of December 31 and requires that information on such rights and assets be included in Grantee’s tax return filed with the Spanish tax authorities the following year.  Grantee should consult with his or her personal tax advisor regarding the applicable thresholds and corresponding reporting requirements.

Securities Law Information.  The RSUs and the Common Stock described in the Agreement and this Appendix do not qualify under Spanish regulations as securities.  No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory.  The Agreement (including this Appendix) has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Turkey

Securities Law Information.  Under Turkish law, Grantee is not permitted to sell shares of Common Stock acquired under the Plan in Turkey.  The shares of Common Stock are currently traded on the Nasdaq Global Select Market, which is located outside of Turkey, under the ticker symbol “TTEC” and the shares of Common Stock may be sold through this exchange.

United Arab Emirates

Securities Law Information.  The Plan is only being offered to qualified employees and is in the nature of providing equity incentives to employees of TeleTech or its Affiliate in the UAE.  Any documents related to the Plan, including the Plan, Plan prospectus and other grant documents (“Plan Documents”), are intended for distribution only to such employees and must not be delivered to, or relied on by, any other person.  Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If Grantee does not understand the contents of the Plan Documents, Grantee should consult an authorized financial adviser.

The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any Plan Documents nor taken steps to verify the information set out in them, and thus, are not responsible for  such documents.

United Kingdom

Responsibility for Taxes.  This provision supplements Section 6 of the Agreement:

Grantee agrees that, if Grantee does not pay or the Employer or TeleTech does not withhold from Grantee the full amount of income tax that Grantee owes at vesting and settlement of the RSUs, or the release or assignment of the RSUs for consideration, or the receipt of any other benefit in connection with the RSUs (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), then the amount of income tax that should have been withheld shall constitute a loan owed by Grantee to the Employer, effective on the Due Date.  Grantee agrees that the loan will bear interest at Her Majesty’s Revenue & Customs’ (“HMRC”) official rate and will be immediately due and repayable by Grantee, and TeleTech and/or the Employer may recover it at any time thereafter by any of the means set forth in Section 6 of the Agreement.

Notwithstanding the foregoing, if Grantee is an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply.  In the event that Grantee is an officer or executive director and the income tax that is due is not collected from or paid by Grantee by the Due Date, the amount of any uncollected income tax may constitute a benefit to Grantee on which additional income tax and national insurance contributions may be payable.  Grantee will be responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for reimbursing TeleTech or the Employer (as appropriate) for the value of any employee national insurance contributions due on this additional benefit.